EXHIBIT (15)

Letter from Independent Accountants Regarding
Unaudited Interim Financial Information

May 8, 2002
Northrop Grumman Corporation
Los Angeles, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the period ended March 31, 2002 and of Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) and subsidiaries for the period ended March 31, 2001, as indicated in our report dated May 8, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is incorporated by reference in Registration Statement Nos. 33-59815, 33-59853, 333-68003, 333-61936 and 333-67266 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290 and 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333–54800 and 333-83762 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Los Angeles, CA

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